SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to  Employment Agreement (the “Second Amendment”) is made and is effective as of August 26, 2009, by and between Heritage Oaks Bank, a California state chartered bank (“Bank”) and Lawrence P. Ward (“Executive”).

RECITALS

This Second Amendment is made with regard to the following facts:

B.	Executive is currently employed by the Bank pursuant to that certain Employment Agreement dated as of January 1, 2005 by and between the Bank and the Executive (the “Agreement”).

C.
Heritage Oaks Bancorp (the “Company”), the Bank’s holding company, closed a transaction with the United States Department of Treasury (the “Treasury”) and as a result, became a participant in the Capital Purchase Program (“CPP”), as authorized under the Troubled Asset Relief Program (“TARP”).

D.
As a result of the Company’s participation in the CPP, the Company and its subsidiaries, including the Bank, are subject to executive compensation and other restrictions as set forth in the CPP, as modified by the American Recovery and Reinvestment Act of 2009 (“ARRA”) and the Interim Final Rule on TARP Standards for Compensation and Corporate Governance published in the Federal Register on June 15, 2009 (the “Interim Final Rule”).

E.	Executive and Bank desire to amend the terms of the Agreement in the manner set forth herein for the purpose of complying with TARP.

TERMS

In consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

6.	Section 6(b) of the Agreement is amended and restated as follows:

(b)	Bonuses. Executive may receive certain annual bonus compensation during the Term of this Agreement as follows:

(i)
1997 Bonus Plan.  During each year of the Term, Executive shall be eligible to participate in the 1997 Bonus Plan and to receive a bonus from such bonus plan in an amount to be determined by the Board’s compensation committee.

(ii)
Discretionary Bonus.  Executive may also, in the discretion of the Board, receive an additional bonus based on individual merit and performance.  The amount of this bonus, if any, in any such year shall be determined by the Board, in its sole discretion.

If the Company is subject to the executive compensation limitations under the United States Treasury Department’s Troubled Asset Relief Program (“TARP”,) the payment of any such discretionary bonus shall be subject to those restrictions set forth under TARP.  Such restrictions specifically include the requirement that any and all such bonuses and/or portions thereof shall be subject to forfeiture and/or repayment by the Executive to the Company if the payment of such bonus was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

7.	Section 8(h) of the Agreement is hereby removed in its entirety and amended to read as follows:

(h)	Reduction of Payment; Compliance with Laws; IRC Section 409A Compliance.

(i)
Notwithstanding anything in the foregoing to the contrary, if the payments made to Executive following a Termination Without Cause or Resignation For Good Reason or any of the other payments provided for in this Agreement, together with any other payments which Executive has the right to receive from the Bank or Bancorp would constitute a "parachute payment" (as defined in Section 280G of the Code), the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that (A) the parties acknowledge that the foregoing payment is for services to be rendered in the event of a Change in Control over and above those normally and reasonably expected of the Executive, and (B) the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made in good faith by the Bank’s and Bancorp’s independent auditors or if such firm is no longer providing tax services to Bank or Bancorp to such other tax advisor as shall be mutually acceptable to Bank, Bancorp and Executive, and such determination shall be conclusive and binding on the Bank, Bancorp and Executive with respect to the treatment of the payment for tax reporting purposes.

(ii)
This Agreement, and any payments or benefits hereunder, are made expressly subject to and conditioned upon compliance with all federal and state law, regulations and policies relating to the subject matter of this Agreement, including but not limited to the provisions of law codified at 12 U.S.C. Section 1828(k), the regulations of the FDIC codified as 12 C.F.R. Part 359, and any successor or similar federal or state law or regulation applicable to the Bank or Bancorp.  Employee acknowledges that he understands the sections of law and regulations cited above and that Bank’s and Bancorp’s obligations to make payments hereunder are expressly relieved if such payments violate any federal or state law or regulation applicable to the Bank or Bancorp.

(iii)
If the Company is subject to the executive compensation limitations under TARP at the time the Executive receives payment(s) under sections 8(d) and/or 8(e) and any such payment(s), together with any other payments which Executive has the right to receive from the Company, exceed the limits allowed for Executive established under TARP, then the aggregate payments pursuant to this Agreement, and any other agreement with Executive, shall be reduced to the largest amount as will result in no portion of such payments violating the executive compensation limitations under TARP.

(iv)
Notwithstanding any provision existing in this Agreement or any amendment thereto, it is the intent of the Bank and Executive that any payment or benefit provided pursuant to this Agreement shall be made and paid in a manner, at a time and in a form which complies with the applicable requirements of IRC Section 409A, in order to avoid any unfavorable tax consequences resulting from any such failure to comply. Furthermore, for the purposes of this Agreement, IRC Section 409A shall be read to include any related or relevant IRS Notices (including but not limited to Notice 2007-86).  In the event of any ambiguity in terms, or in the event further clarification of any term or provision is necessary, all interpretations and payouts of benefits based thereon shall be in accordance with IRC 409A and any related notices or guidance thereon.

8.	Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

9.
This Second Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

10.	Except as herein amended, the Agreement shall remain in full force and effect.

11.	This Second Amendment shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	HERITAGE OAKS BANK
/s/ Lorraine R. Williams	/s/ Michael Morris
	Its:	Chairman of the Board
Print name:	Michael Morris

THE EXECUTIVE

/s/ Lorraine R. Williams	/s/ Lawrence P. Ward
Witness	(Named Executive)